UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 GAMESTOP CORP.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                     Delaware                                    75-2951347
----------------------------------------------------        --------------------
      (State of Incorporation or Organization)                (I.R.S. Employer
                                                             Identification No.)


            2250 William D. Tate Avenue
                 Grapevine, Texas                                  76051
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      (Address of Principal Executive Offices)                   (Zip Code)


   If this form relates to the               If this form relates to the
   registration of a class of                registration of a class of
   securities pursuant to Section            securities pursuant to Section
   12(b) of the Exchange Act and             12(g) of the Exchange Act and
   is effective pursuant to                  is effective pursuant to
   General Instruction A.(c), please         General Instruction A.(d), please
   check the following box. [X]              check the following box. [ ]


Securities Act registration statement file number to which
this form relates:                                              ----------------
                                                                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                         Name of Each Exchange on which
   to be so Registered                         Each Class is to be Registered
   -------------------                         ------------------------------

Preferred Stock Purchase Rights                New York Stock Exchange

------------------------------------           ---------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered

     On April 17, 2005, GameStop Corp. (the "Company") executed an amendment (the "Amendment") to its Rights Agreement dated as of October 28, 2004, between the Company and The Bank of New York, as Rights Agent. The Amendment, among other things, renders the provisions of the Rights Agreement inapplicable to the approval, execution, delivery or consummation of that certain Agreement and Plan of Merger, dated as of April 17, 2005, by and among the Company, GameStop, Inc., GSC Holdings Corp., Cowboy Subsidiary LLC, Eagle Subsidiary LLC and Electronics Boutique Holdings Corp. (the "Merger Agreement") and the consummation of the transactions contemplated by the Merger Agreement and provides that the Rights Agreement will terminate immediately at the Effective Time (as defined in the Merger Agreement).

     The description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment. A copy of the Amendment to Rights Agreement is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K of even date herewith.

Item 2.   Exhibits

     4.1. Amendment to Rights Agreement dated as of April 17, 2005, between the Company and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated as of April 18, 2005 (File No. 1-31228)).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            GAMESTOP CORP.


Dated:  April 18, 2005                      By: /s/ R. Richard Fontaine
                                                --------------------------------
                                                Name:   R. Richard Fontaine
                                                Title:  Chief Executive Officer

                                  EXHIBIT INDEX


Exhibit      Description
-------      -----------

4.1 Amendment to Rights Agreement dated as of April 17, 2005, between the Company and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated as of April 18, 2005 (File No. 1-31228)).